Exhibit 99.1

July 7, 2015

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T receives approval for Susquehanna Bancshares acquisition

Will significantly expand BB&T’s footprint in the Mid-Atlantic region

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced it has received regulatory approval from the Federal Reserve, the FDIC and all required state regulators to acquire Susquehanna Bancshares, Inc. (NASDAQ: SUSQ). The transaction closing is expected to be effective Aug. 1, 2015, and systems conversion is expected during the fourth quarter 2015.

“We are very pleased to receive this approval and excited to move forward with the merger,” said Chairman and Chief Executive Officer Kelly S. King. “Susquehanna is a strategically compelling deal expanding our franchise into a contiguous, attractive region that presents tremendous opportunities. The diversity of our markets is a key element of our long-term success.”

Headquartered in Lititz, Pa., Susquehanna is a top 50 bank in the U.S. with more than 240 branch offices in Pennsylvania, Maryland, New Jersey, and West Virginia. The merger includes $18.7 billion in assets and $13.8 billion in deposits based on March 31, 2015, balances. The planned acquisition was originally announced Nov. 12, 2014.

BB&T Corporation previously announced it will create three new geographic banking regions – Western Maryland and Pennsylvania, Central Pennsylvania and the Greater Delaware Valley regions. In addition, BB&T and Susquehanna Bank will consolidate their existing regions in Maryland to form a new Maryland Region.

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About Susquehanna Bank

Susquehanna Bank operates more than 240 branch offices in Pennsylvania, New Jersey, Maryland and West Virginia. It is part of Susquehanna Bancshares, Inc., a financial services holding company with assets of $18 billion and 3,400 employees. Through Susquehanna Wealth Management, the company also offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates a risk management consulting and insurance brokerage firm, a commercial finance company and a vehicle leasing company. For more information, please visit www.susquehanna.net.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with $189.2 billion in assets and market capitalization of $28.2 billion, as of March 31, 2015. Based in Winston-Salem, N.C., the company operates 1,875 financial centers in 13 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com.

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This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T's filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T's forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.